Exhibit 99.1

Key Pennsylvania Legislation Clears Senate in Bipartisan 47-2 Vote
February 1, 2018. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment and resource recovery technology, announced that Pennsylvania Senate Bill 799 (SB 799) was approved by the Senate. SB 799 will establish the Pennsylvania Clean Water Procurement Program that will use competitive bidding to identify the lowest cost opportunities to reduce water pollution, such as Bion's livestock waste treatment can provide.
According to a January 31 press release, issued by Senators Alloway, Killion, and McIlhenny, "Senate Bill 799 drew overwhelming support from both sides of the aisle and was approved by a 47-2 margin." The legislation now moves to the House; upon approval, it will move to the Governor for his signature.
Competitive procurement is a fundamentally new approach to PA's (and the Nation's) clean water strategy. According to the Senators' press release, it will "help Pennsylvania meet federal pollution reduction goals and improve drinking water quality in the Chesapeake Bay watershed".
SB 799 is consistent with federal guidance (from Office of Management and Budget - OMB) that recommends a 'pay-for-performance' strategy vs. funding projects with uncertain outcomes, where the taxpayer bears the risk of the government picking winners and losers.  SB 799 will transfer performance and other risks from the taxpayer to the private sector, while reducing Bay compliance costs by as much as 80 percent. Most importantly to Pennsylvania and the lower Susquehanna Watershed, technology adoption will significantly reduce nitrogen impacts to local groundwater at zero additional cost.
The procurement program will focus on acquiring low-cost verified reductions of nitrogen, which is both the greatest cost-driver of the Bay mandates and causes the drinking water problems. In an April 2017 Letter of Expectation to Pennsylvania, US EPA expressed its support for the use of credit trading and competitive procurement to engage the private sector, as long as credits are verified. Using the state's existing procurement process, a Request for Proposal (RFP), open to all sources, will be issued to determine awards based on actual removal cost, offset by additional environmental and public health benefits as determined by the PA Department of Environmental Protection. Bion anticipates initial annual funding for the competitive RFP will be $20 million. As competitive procurement demonstrates its effectiveness, Bion believes the program will be expanded. At that time, the Governor and Legislature will need to identify a long term recurring revenue source to meet the state's overall objectives.
Craig Scott, Bion's Communications Director, said, "Yesterday's Senate vote represents a major milestone for Bion and livestock agriculture, the environment, and tax- and rate-payers. We MUST address livestock in a way that allows the industry to flourish, while simultaneously dealing with today's complex water quality issues. The barrier to the livestock industry providing low-cost solutions to some of our most pressing environmental and public health issues is a source of recurring revenues to offset the costs. This legislation provides that revenue source and creates a pathway to attract private sector innovation and capital investment to provide alternatives to today's failing clean water strategies.
National livestock organizations support the competitive procurement approach. As we move forward and implement this transformative clean water strategy in Pennsylvania, it can serve as a model for the approximately 40 other states in the Great Lakes and Mississippi River basins, and other areas that face similar challenges today and in the future."

Bion Environmental Technologies' patented, next-generation technology provides verified comprehensive treatment of animal waste from large-scale livestock production facilities. The technology platform achieves dramatic reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the recovery of valuable byproducts. For more information, see Bion's website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'if adopted', 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact information:
Craig Scott
Director of Communications
303-843-6191 direct